Exhibit 99.1
NEWS RELEASE for March 31, 2009 AT 7:30 AM ET

Contact:	William R. Abbott, Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS REPORTS FOURTH QUARTER AND FISCAL YEAR 2008 RESULTS
IRVINE, CA, March 31, 2009
     Cardiogenesis Corporation (OTC: CGCP) the “Company”, a leading developer of surgical products used in the treatment of patients suffering from severe angina, today reported financial results for its fourth quarter and fiscal year ended December 31, 2008.
     Fourth Quarter and Fiscal Year 2008 Financial Results
     Net revenues in the fourth quarter of 2008 totaled $2,431,000, a 12% decrease from the prior year fourth quarter net revenues of $2,767,000. During the fourth quarter of 2008, the Company sold two lasers and 463 handpiece units as compared to three lasers and 462 handpieces during the fourth quarter of 2007. The lower revenue in the current year quarter is primarily attributable to the decrease in sales of our laser product.
     Net revenues for the year ended December 31, 2008 totaled $12,150,000, an increase of approximately 1% from the $12,059,000 of net revenues for the year ended December 31, 2007. The increase in net revenues was due to an increase in laser revenue of $388,000 which was partially offset by decreases in handpiece revenue of $284,000 and service and other revenues of $13,000. During the year ended December 31, 2008 the Company sold 13 lasers and 2,063 handpieces as compared to 14 lasers and 2,293 handpieces in the prior year period.
     Richard Lanigan, Cardiogenesis President, stated, “During 2008 we have added essential sales and marketing resources to continue supporting TMR as an adjunctive therapy while implementing new initiatives to gain further adoption of TMR as a ‘stand alone’ therapy. At the same time we have renewed our efforts on the product development front while generating positive cash flow for the year. We continue to experience excellent gross margins and believe we are well positioned for sales growth going forward.”
     The Company reported a fourth quarter 2008 operating loss of $555,000 as compared with an operating loss of $32,000 in the prior year quarter. The net loss for the quarter was $573,000 or $0.01 per basic and diluted share, as compared with a net loss of $84,000, or $0.00 per basic and diluted share in the 2007 fourth quarter.

     For the year ended December 31, 2008 the Company reported an operating loss of $320,000 as compared with an operating income of $856,000 for the prior year period. The net loss for the year ended December 31, 2008 was $315,000, or $0.01 per diluted share, compared with net income of $578,000, or $0.01 per diluted share, for the year ended December 31, 2007.
     The gross margin percentage was 73% of net revenues for the quarter ended December 31, 2008 as compared with a 63% gross margin percentage in the fourth quarter of 2007. Gross profit increased by $50,000 to $1,781,000 for the current year quarter as compared with $1,731,000 for the 2007 fourth quarter.
     For the year ended December 31, 2008, the gross margin percentage was 82% of net revenues as compared to 76% of net revenues for the year ended December 31, 2007. Gross profit increased by $801,000 to $9,911,000 for the year ended December 31, 2008, as compared to $9,110,000 for the prior year period. The increase in the gross margin percentage and gross profit for the year ended December 31, 2008 resulted from a combination of higher laser and handpiece average sales prices, a decrease in inventory obsolescence charges of $346,000, and recognition of $234,000 of deferred revenue for which there is no associated cost of goods sold. Inventory obsolescence charges for the years ended December 31, 2008 and 2007 were $187,000 and $533,000, respectively. Approximately $155,000 of the obsolescence charges in 2008 were related to PMC inventory. The remaining $32,000 was related to the TMR 2000 System product line. In the fourth quarter of 2007, the Company announced that, since TMR 2000 System component inventory was limited and those components were are no longer manufactured, it could not guarantee future component availability to service and support the TMR 2000 System. Accordingly, the Company recorded an impairment charge for the TMR 2000 System finished goods and excess parts used to maintain and service the TMR 2000 System. Also in 2007, an inventory obsolescence charge of $221,000 related to expired product associated with the Company’s PMC product line was incurred.
     Research and development expenses were $271,000 in the fourth quarter of 2008 as compared with $69,000 in the 2007 fourth quarter. Full year 2008 research and development expenses of $904,000 were $223,000 or 33% higher than the prior year period of $681,000.
     Sales and marketing expenses of $1,629,000 in the quarter ended December 31, 2008 increased $456,000, or 39%, compared with $1,173,000 for the quarter ended December 31, 2007. For the year ended December 31, 2008, sales and marketing expenses totaled $6,487,000, an increase of $2,046,000, or 46%, compared with $4,441,000 for the year ended December 31, 2007. The dollar and percentage increase in sales and marketing expenditures resulted primarily from higher compensation expense of approximately $1,240,000 related to investments made to strengthen the sales and marketing organization and an increase in employee benefits expense of $119,000 associated with a higher average headcount in 2008 as compared to 2007. Travel and entertainment expenses also increased in 2008 by $329,000 due to higher headcount and increased sales activity.
     General and administrative expenses for the quarter ended December 31, 2008 totaled $436,000 as compared to $521,000 during the quarter ended December 31, 2007. For the year ended December 31, 2008, general and administrative expenses totaled $2,840,000 as compared to $3,132,000 for the year ended December 31, 2007. This reduction of $292,000, or 9% resulted primarily from a $176,000 reduction in incentive compensation, an $87,000 reduction in insurance expense, and a $20,000 reduction in general and administrative related depreciation.
     Lanigan further noted, “In the latter part of 2008 we expanded our marketing focus to include the cardiologists who manage the patients with refractory angina. Although CT surgeons perform the procedure, usually as an adjunct to coronary bypass, we believe we must also focus on the significant number of angina patients who are not candidates for coronary bypass or intervention that can benefit from stand-alone TMR. These individuals are being medically managed by thousands of cardiologists. Since the beginning of the fourth quarter of 2008, 13 new sites performed their first stand-alone TMR cases, five of them utilizing a surgical robot.” Mr. Lanigan added, “We believe successful stand-alone TMR cases also help validate the therapy for adjunctive use in the eyes of CT surgeons and our strategy of educating the cardiologists is important to the long term growth of the utilization of the therapy.”
About Cardiogenesis Corporation
     Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that treat severe angina. The Company’s market leading holmium:YAG laser system and single use fiber-optic delivery systems are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR).
     For more information on Cardiogenesis and its products, please visit the Company’s website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
Safe Harbor Statement
     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; the effects of recent disruptions in global credit and equity markets and other adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONSOLIDATED STATEMENTS OF
OPERATIONS
(in thousands, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)		(audited)
Net revenues	$2,431	$2,767	$12,150	$12,059
Cost of revenues	650	1,036	2,239	2,949

Gross profit	1,781	1,731	9,911	9,110

Operating expenses:
Research and development	271	69	904	681
Sales and marketing	1,629	1,173	6,487	4,441
General and administrative	436	521	2,840	3,132

Total operating expenses	2,336	1,763	10,231	8,254

Operating (loss) income	(555)	(32)	(320)	856
Other income (expense):
Interest expense	(1)	(10)	(23)	(69)
Interest income	4	26	59	120
Loss on disposal of fixed assets	—	(2)	—	(2)
Non-cash interest expense	—	(53)	—	(89)
Change in fair value of derivatives and warrants	—	—	—	(225)

Total other income (expense), net	3	(39)	36	(265)

(Loss) income before income taxes	(552)	(71)	(284)	591
Provision for income taxes	21	13	31	13

Net (loss) income	$(573)	$(84)	$(315)	$578

Net (loss) earnings per share:
Basic	$(0.01)	$0.00	$(0.01)	$0.01

Diluted	$(0.01)	$0.00	$(0.01)	$0.01

Weighted average shares outstanding:
Basic	45,402	45,274	45,320	45,274

Diluted	45,402	45,274	45,320	45,274

CARDIOGENESIS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2008	2007
	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,907	$2,824
Accounts receivable, net of allowance for doubtful accounts of $20 and $28, respectively	1,330	1,763
Inventories	1,164	1,602
Short-term investments in marketable securities	75	—
Prepaids and other current assets	395	486

Total current assets	5,871	6,675
Property and equipment, net	382	457
Other assets	18	27

Total assets	$6,271	$7,159

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$200	$169
Accrued liabilities	1,103	1,458
Deferred revenue	800	1,210
Current portion of capital lease obligation	6	12

Total current liabilities	2,109	2,849
Capital lease obligation, less current portion	13	19

Total liabilities	2,122	2,868

Commitments and contingencies
Shareholders’ equity:
Preferred stock:
no par value; 5,000 shares authorized; none issued and outstanding	—	—
Common stock:
no par value; 75,000 shares authorized; 45,487 and 45,274 shares issued and outstanding, respectively	173,999	173,826
Accumulated deficit	(169,850)	(169,535)

Total shareholders’ equity	4,149	4,291

Total liabilities and shareholders’ equity	$6,271	$7,159